Exhibit 99.16

AMENDING AGREEMENT

TO DEFERRED SHARE UNIT PLAN FOR DIRECTORS OF ENCANA CORPORATION

RECITALS:

A.

It was determined that Encana Corporation (“Encana”) reorganize the structure of Encana and its subsidiaries pursuant to a series of reorganization transactions, which included, among other things, (i) completing an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, pursuant to which, among other things, Encana completed a consolidation of the common shares of Encana (“Encana Common Shares”) on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”), (ii) Ovintiv Inc. (the “Corporation”), a wholly-owned subsidiary of Encana, ultimately acquiring all of the issued and outstanding Encana Common Shares in exchange for shares of the Corporation on a one-for-one basis and becoming the parent company of Encana and its subsidiaries, and (iii) following the completion of the Arrangement, the Corporation migrating out of Canada and becoming a Delaware corporation (collectively, the “Reorganization”).

B.

Prior to the Reorganization, Encana administered the “Deferred Share Unit Plan for Directors of Encana Corporation” (the “DSU Plan”), which was adopted with effect from December 18, 2002 and amended as of April 26, 2005, October 22, 2008, December 8, 2009, July 20, 2010, February 13, 2013, December 1, 2014 and February 14, 2018, pursuant to which a number of awards of deferred share units were made to Encana directors (the “Encana DSUs”).

C.	As part of the Reorganization, and as of the Effective Date (as defined below), the Corporation assumed all of the outstanding Encana DSUs.

D.

The Corporation wishes to continue the administration of a deferred share unit plan for directors of the Corporation on substantially the same terms as set forth in the DSU Plan and hereby adopts the DSU Plan in its entirety, subject to certain modifications.

E.	To clarify and confirm the above, the Corporation wishes to amend the DSU Plan as more particularly set forth in this Agreement.

F.	Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the DSU Plan.

THEREFORE:

ARTICLE 1

AMENDMENTS

1.1	Effective Date

This Amending Agreement (this “Agreement”) is effective as of January 24, 2020 (the “Effective Date”).

1.2	References

All references to “Encana Corporation”, including its logo, in the DSU Plan are deleted and replaced with “Ovintiv Inc.” and the Corporation’s logo.

1.3	Cover Page

The language on the cover page and page 1 of the DSU Plan, which reads “Adopted with effect from December 18, 2002 and reflective with amendments made as of April 26, 2005, October 22, 2008, December 8, 2009, July 20, 2010, February 13, 2013, December 1, 2014 and February 14, 2018” is deleted and replaced with:

Adopted with effect from January 24, 2020

1.4	Construction and Interpretation

Section 2.2 of the DSU Plan is deleted and replaced with:

The Plan shall be governed and interpreted in accordance with the laws of the State of Delaware.

1.5	Eligibility

Section 3.1 of the DSU Plan is deleted and replaced with:

The Corporation has established the Plan, effective on January 24, 2020.

1.6	Adjustment and Redenomination

In accordance with Section 5.3 of the DSU Plan, the Board has determined that the Encana DSUs awarded under the DSU Plan (including dividend equivalents) prior to the Effective Date have been redenominated to reflect the Share Consolidation, such that for every five Encana DSUs held by a Director prior to the Share Consolidation, the Director now holds one Deferred Share Unit following completion of the Reorganization (including the Share Consolidation). Such Encana DSUs have been credited to the Deferred Share Unit Accounts held by such Directors under the DSU Plan, as amended by this Agreement (the “Amended Plan”) and shall thereafter be considered Deferred Share Units for purposes of the Amended Plan. For greater certainty, any elections made by a Director in connection with the Encana DSUs (including but not limited to elections made by U.S. Directors as of the date(s) on which such Deferred Share Units are to be redeemed) remain valid and binding, and cannot be revoked or otherwise modified except in accordance with the terms of the Amended Plan. Further, any provisions under the DSU Plan with respect to the timing of payments of the Encana DSUs awarded under the DSU Plan will continue to apply to the Deferred Share Units to which such Encana DSUs relate, as applicable.

1.7	Cost Allocation

Notwithstanding anything else in the DSU Plan or this Agreement, the Corporation and Ovintiv Canada ULC (formerly known as Encana) (“Ovintiv Canada”) may allocate the cost of the Encana DSUs between them based on the amount of time that each such Encana DSU was outstanding on a pre-Share Consolidation and post-Share Consolidation basis, or on such other basis as may be agreed to between the Corporation and Ovintiv Canada, acting reasonably.

ARTICLE 2

GENERAL

2.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the State of Delaware, without reference to conflict of laws principles.

2.2	Execution and Delivery

This Agreement may be signed or executed by facsimile or portable document format and the signing or execution by way of facsimile or portable document format shall have the same effect as the signing or execution of the original.

[Signature Page Follows]

IN WITNESS OF WHICH the Corporation has executed this Agreement as of the Effective Date set forth above.

OVINTIV INC.

By:	/s/ Mike Williams
Name: Mike Williams
Title: Executive Vice-President, Corporate Services

Signature Page to Amending Agreement to Deferred Share Unit Plan for Directors